UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2025
AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)
70 Castilian Drive
Santa Barbara, CA 93117
(Address of principal executive offices)
Registrant’s telephone number, including area code: (805) 364-6093
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	APPF	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On September 30, 2025, AppFolio, Inc. (the “Company”) entered into a credit agreement by and among the Company, certain subsidiaries of the Company as guarantors, the lender(s) party thereto, and PNC Bank, National Association, in its capacity as Administrative Agent, Swingline Loan Lender and Issuing Lender (the “Credit Facility”).
The Credit Facility provides for a $150.0 million senior secured revolving credit facility with a $25.0 million sublimit for the issuance of letters of credit and a $25 million sublimit for swingline loans. The Credit Facility is scheduled to mature on September 30, 2030 (the “Expiration Date”). The Credit Facility permits the Company to (a) increase the revolving loan commitment thereunder or incur term loans thereunder in amounts not to exceed (i) the greater of $225.0 million and 100% of Consolidated EBITDA (as defined in the Credit Facility) for the most recently ended four fiscal quarter period plus (ii) any additional amounts so long as, immediately after giving effect thereto, the pro forma Consolidated Net Leverage Ratio (as defined in the Credit Facility) would not exceed 3.25:1.00, and (b) extend the Expiration Date, in each case, subject to satisfaction of certain customary conditions and limits (including, without limitation, the consent of any lender so increasing or extending). As of September 30, 2025, the Company had no outstanding borrowings under the Credit Facility.
Borrowings under the Credit Facility bear interest at a rate per annum equal to, at the Company’s option, (a) one-, three-, or six-month Term SOFR (as defined in the Credit Facility) plus a margin that is based upon the Company’s Consolidated Net Leverage Ratio (ranging from 125.0 to 200.00 basis points), (b) Daily Simple SOFR (as defined in the Credit Facility) plus a margin that is based upon the Company’s Consolidated Net Leverage Ratio (ranging from 125.0 to 200.00 basis points), or (c) the Base Rate (as defined in the Credit Facility) plus a margin that is based upon the Company’s Consolidated Net Leverage Ratio (ranging from 25.0 to 100.00 basis points). Swingline loans bear interest at a rate per annum equal to Daily Simple SOFR plus a margin that is based upon the Company’s Consolidated Net Leverage Ratio (ranging from 125.0 to 200.00 basis points). Subject to certain conditions, the Company may borrow, prepay and reborrow amounts under the Credit Facility at any time during the term thereof and may reduce the revolving loan commitments, in whole or in part, without penalty or premium.
The Company is required to pay, on a quarterly basis, a commitment fee based on amounts committed but unused under the Credit Facility at a rate equal to 15.0 to 30.0 basis points per annum depending on the Company’s Consolidated Net Leverage Ratio. The Company is also obligated to pay certain customary letter of credit and agency fees.
The Company’s obligations under the Credit Facility are guaranteed by certain of the Company’s subsidiaries (collectively, the “Guarantors”) and secured by a first-priority security interest in substantially all of the personal property of the Company and the Guarantors, subject to certain customary exclusions and exceptions.
The Credit Facility contains customary representations, warranties and affirmative and negative covenants, including a financial covenant that requires the Company to maintain a Consolidated Net Leverage Ratio not greater than 3.75:1:00 (or 4.25:1:00 during any Acquisition Step-Up Period (as defined in the Credit Facility)). The negative covenants include, among other things, restrictions on the ability of the Company and its subsidiaries to incur indebtedness and liens, make investments, pay dividends or distributions or repurchase equity interests, merge, consolidate or otherwise dispose of assets, enter into transactions with affiliates, and prepay, redeem, purchase, or otherwise retire junior indebtedness, all subject to certain exceptions.
The Credit Facility also contains customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, unenforceability of loan documents, material judgments, certain material ERISA events, a change of control, and certain bankruptcy and insolvency events. Upon the occurrence and during the continuance of an event of default, the lenders may terminate their commitments and accelerate the Company’s and the Guarantors’ obligations under the Credit Facility.
The foregoing description of the Credit Facility is qualified in its entirety by reference to the Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description
10.1	Revolving credit facility agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2025	AppFolio, Inc.

By: /s/ Tim Eaton
Name: Tim Eaton
Title: Chief Financial Officer